EXHIBIT 10.1

                                                                  EXECUTION COPY

                                  $250,000,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      AMONG

                              THE MERIDIAN RESOURCE
                                  CORPORATION,
                                  AS BORROWER,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                            THE CHASE MANHATTAN BANK,
                            AS ADMINISTRATIVE AGENT,

                             BANKERS TRUST COMPANY,
                              AS SYNDICATION AGENT,

                             CHASE SECURITIES INC.,
                                   AS ADVISOR,

                             CHASE SECURITIES INC.,
                          BT ALEX. BROWN INCORPORATED,
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                         TORONTO DOMINION (TEXAS), INC.,
                                       AND
                        CREDIT LYONNAIS NEW YORK BRANCH,
                                AS CO-ARRANGERS,

                                       AND

                         TORONTO DOMINION (TEXAS), INC.
                                       AND
                        CREDIT LYONNAIS NEW YORK BRANCH,
                           AS CO-DOCUMENTATION AGENTS

                            DATED AS OF MAY 22, 1998
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                                TABLE OF CONTENTS
                                                                            PAGE


SECTION 1.  DEFINITIONS......................................................  2
        1.1  Defined Terms...................................................  2
        1.2  Other Definitional Provisions................................... 20

SECTION 2.  AMOUNT AND TERMS OF REVOLVING
        COMMITMENTS ......................................................... 21
        2.1  Revolving Credit Commitments.................................... 21
        2.2  Procedure for Revolving Credit Borrowing........................ 21
        2.3  Repayment of Loans; Evidence of Debt............................ 21

SECTION 3.  LETTERS OF CREDIT................................................ 22
        3.1  The L/C Commitment.............................................. 22
        3.2  Procedure for Issuance of Letters of Credit..................... 23
        3.3  Fees, Commissions and Other Charges............................. 23
        3.4  L/C Participations.............................................. 24
        3.5  Reimbursement Obligation of the Borrower........................ 25
        3.6  Obligations Absolute............................................ 25
        3.7  Letter of Credit Payments....................................... 25
        3.8  L/C Applications................................................ 25

SECTION 4.  GENERAL PROVISIONS............................................... 25
        4.1  Interest Rates and Payment Dates................................ 25
        4.2  Computation of Interest and Fees................................ 26
        4.3  Conversion and Continuation Options............................. 26
        4.4  Minimum Amounts Maximum Number of Tranches...................... 27
        4.5  Optional Prepayments and Commitment Reductions.................. 27
        4.6  Commitment Fee; Administrative Agent's Fee; Other Fees.......... 28
        4.7  Inability to Determine Interest Rate............................ 29
        4.8  Pro Rata Treatment and Payments................................. 29
        4.9  Computation of Borrowing Base................................... 30
        4.10  Borrowing Base Compliance...................................... 32
        4.11  Illegality..................................................... 32
        4.12  Requirements of Law............................................ 33
        4.13  Taxes.......................................................... 34
        4.14  Indemnity...................................................... 35
        4.15  Change of Lending Office....................................... 35

SECTION 5.  REPRESENTATIONS AND WARRANTIES................................... 36
        5.1  Financial Condition............................................. 36
        5.2  No Change....................................................... 36
        5.3  Corporate Existence; Compliance with Law........................ 36
        5.4  Corporate Power; Authorization; Enforceable Obligations......... 37
        5.5  No Legal Bar.................................................... 37
        5.6  No Material Litigation.......................................... 37
        5.7  No Default...................................................... 37
        5.8  Ownership of Property; Liens.................................... 37
        5.9  Intellectual Property........................................... 38
        5.10  No Burdensome Restrictions..................................... 38
        5.11  Taxes.......................................................... 38
        5.12  Federal Reserve Regulations.................................... 38
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                                                                            PAGE

        5.13  ERISA.......................................................... 39
        5.14  Investment Company Act; Other Regulations...................... 39
        5.15  Subsidiaries................................................... 39
        5.16  Purpose of Loans............................................... 39
        5.17  Environmental Matters.......................................... 39
        5.18  No Material Misstatements...................................... 40
        5.19  Insurance...................................................... 41
        5.20  Future Commitments............................................. 41
        5.21  Security Documents............................................. 41
        5.21.  Immaterial Subsidiaries....................................... 41
        5.22  Year 2000 Matters.............................................. 41

SECTION 6.  CONDITIONS PRECEDENT............................................. 42
        6.1  Conditions to Closing Date...................................... 42
        6.2  Conditions to Each Extension of Credit.......................... 43
        6.3  Conditions to Occurrence of Shell Transaction Completion Date... 44

SECTION 7.  AFFIRMATIVE COVENANTS............................................ 45
        7.1  Financial Statements............................................ 46
        7.2  Certificates; Other Information................................. 46
        7.3  Payment of Obligations.......................................... 47
        7.4  Conduct of Business and Maintenance of Existence; Compliance
               with Law and Contractual Obligations.......................... 47
        7.5  Maintenance of Property; Insurance.............................. 47
        7.6  Inspection of Property; Books and Records; Discussions.......... 47
        7.7  Notices......................................................... 48
        7.8  Environmental Laws.............................................. 48
        7.9  Additional Collateral........................................... 49
        7.10  Maintenance and Operation of Property.......................... 49
        7.11  Further Assurances............................................. 50

SECTION 8.  NEGATIVE COVENANTS............................................... 51
        8.1  Financial Covenant Conditions................................... 51
        8.2  Limitation on Indebtedness...................................... 51
        8.3  Limitation on Liens............................................. 52
        8.4  Limitation on Guarantee Obligations............................. 54
        8.5  Limitation on Fundamental Changes............................... 54
        8.6  Limitation on Sale of Assets.................................... 55
        8.7  Limitation on Dividends......................................... 56
        8.8  Limitation on Investments, Loans and Advances................... 56
        8.9  Limitation on Optional Payments and Modifications of Debt
               Instruments, Other Documents.................................. 57
        8.10  Limitation on Transactions with Affiliates..................... 57
        8.11  Limitation on Sales and Leasebacks............................. 58
        8.12  Limitation on Changes in Fiscal Year........................... 58
        8.13  Limitation on Negative Pledge Clauses.......................... 58
        8.14  Limitation on Lines of Business................................ 58
        8.15  Forward Sales.................................................. 58
        8.16  Hedging Agreements............................................. 58
        8.17  Limitation on Leases........................................... 59
        8.18  Limitation on Immaterial Subsidiaries.......................... 59

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                                                                            PAGE

SECTION 9.  EVENTS OF DEFAULT................................................ 59

SECTION 10.  THE ADMINISTRATIVE AGENT; OTHERS................................ 62
        10.1  Appointment.................................................... 62
        10.2  Delegation of Duties........................................... 62
        10.3  Exculpatory Provisions......................................... 62
        10.4  Reliance by Administrative Agent............................... 62
        10.5  Notice of Default.............................................. 63
        10.6  Non-Reliance on Administrative Agent and Other Lenders......... 63
        10.7  Indemnification................................................ 63
        10.8  Administrative Agent in Its Individual Capacity................ 64
        10.9  Successor Administrative Agent................................. 64
        10.10  Issuing Lender................................................ 64
        10.11  Others........................................................ 64

SECTION 11.  MISCELLANEOUS................................................... 64
        11.1  Amendments and Waivers......................................... 64
        11.2  Notices........................................................ 65
        11.3  No Waiver; Cumulative Remedies................................. 66
        11.4  Survival of Representations and Warranties..................... 66
        11.5  Payment of Expenses and Taxes.................................. 66
        11.6  Successors and Assigns; Participations and Assignments......... 67
        11.7  Adjustments; Set-off........................................... 69
        11.8  Counterparts................................................... 70
        11.9  Severability................................................... 70
        11.10  Integration................................................... 70
        11.11  GOVERNING LAW................................................. 70
        11.12  Submission To Jurisdiction; Waivers........................... 70
        11.13  Acknowledgments............................................... 71
        11.14  WAIVERS OF JURY TRIAL......................................... 71
        11.15  Production Proceeds........................................... 71
        11.16  Release of Mortgaged Properties............................... 72
        11.17  Limitation on Interest........................................ 72

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SCHEDULES

        1.1(a)   Commitments
        1.1(b)   [Reserved]
        1.1(c)   Assumed Indebtedness
        1.1(d)   Immaterial Subsidiaries
        1.1(e)   Southwest Holmwood Properties
        3.1      Existing Letters of Credit
        5.2      Capital Stock Redemptions
        5.15     Subsidiaries
        5.20     Future Commitments
        8.2      Existing Indebtedness
        8.3      Existing Liens
        8.4      Guarantee Obligations
        8.6      Pennsylvania Properties
        8.8      Existing Investments
        11.2     Addresses for Notices

EXHIBITS

        A        Form of Revolving Credit Note
        B        Form of Guarantee Agreement
        C        Form of Pledge Agreement
        D        Existing Mortgage
        E-1      Form of Opinion of Fulbright & Jaworski, L.L.P.,
                  Counsel to the Borrower and its Subsidiaries
        E-2      Form of Opinion of Thompson & Knight,
                  Texas Counsel to the Administrative Agent
        E-3      Form of Opinion of Lapeyre & Lapeyre,
                  Louisiana Counsel to the Administrative Agent
        F        Form of Closing Certificate
        G        Form of Assignment and Acceptance
        H        Form of Mortgage Amendment
        I        Form of Officer's Certificate

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               AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 22, 1998, among The Meridian Resource Corporation, a Texas corporation (the "BORROWER"), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the "LENDERS"), The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT"), Bankers Trust Company, as syndication agent (in such capacity, the "SYNDICATION AGENT"), Chase Securities Inc., as advisor to the Borrower (in such capacity, the "ADVISOR"), Chase Securities Inc., BT Alex. Brown Incorporated, Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as co-arrangers (each in such capacity, a "CO-ARRANGER"), and Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as co-documentation agents (each in such capacity, a "CO-DOCUMENTATION AGENT").

                              W I T N E S S E T H:

               WHEREAS, the Borrower is a party to the Credit Agreement, dated as of November 5, 1997 (as heretofore amended or otherwise modified, the "EXISTING CREDIT AGREEMENT"), with the lenders from time to time parties thereto and The Chase Manhattan Bank, as administrative agent;

               WHEREAS, pursuant to the Existing Credit Agreement, the lenders parties thereto have agreed to make and have made certain loans and other extensions of credit to or for the account of the Borrower;

               WHEREAS, the Borrower, LOPI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Borrower ("TMR-SUB"), Louisiana Onshore Properties, Inc., a Delaware corporation ("LOPI"), and Shell Louisiana Onshore Properties, Inc., a Delaware corporation and subsidiary of Shell Oil Company, the parent company of LOPI ("SLOPI"), have entered into an Agreement and Plan of Merger, dated March 27, 1998 (the "MERGER AGREEMENT");

               WHEREAS, as contemplated by the Merger Agreement, TMR-Sub shall merge with and into LOPI (the "LOPI MERGER") and each outstanding share of LOPI common stock will be converted into the right to receive shares of the Borrower's common stock and preferred stock on the terms set forth in the Merger Agreement, whereupon LOPI will become a wholly-owned subsidiary of the Borrower;

               WHEREAS, the Borrower and Shell Western E&P, Inc., a wholly-owned subsidiary of Shell Oil Company ("SWEPI"), are currently negotiating an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), pursuant to which the Borrower will purchase from SWEPI certain oil and gas properties (the "SWEPI PURCHASE");

               WHEREAS, in order to permit the consummation of the LOPI Merger and the SWEPI Purchase and to increase the availability under the Ex isting Credit Agreement upon the consummation of such transactions, the Borrower has requested that the Existing Credit Agreement be amended and restated as provided herein; and

               WHEREAS, the Lenders and the other parties hereto wish to amend and restate the Existing Credit Agreement as provided herein;
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                                                                               2

               NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree that on the Closing Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

               1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

               "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "BOARD") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

               "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.

               "ADMINISTRATIVE AGENT": as defined in the Preamble to this Agreement.
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                                                                               3

               "ADVISOR":  as defined in the Preamble to this Agreement.

               "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "AGGREGATE REVOLVING CREDIT EXPOSURE": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the Letter of Credit Outstandings at such time.

               "AGREEMENT": this Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

               "AMOCO":  Amoco Production Company and its Affiliates.

               "AMOCO BOND": a bond to be provided by the Borrower to secure the Borrower's obligations to Amoco in the event that the Borrower's appeal of the Amoco Litigation judgment is unsuccessful.

               "AMOCO LITIGATION": the litigation described in the Borrower's report on Form 10-K for the year ended December 31, 1997, under the heading "Litigation."

               "APPLICABLE MARGIN": (a) prior to the occurrence of the Shell Transaction Completion Date, for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on such day:

      BORROWING BASE           EURODOLLAR           ABR
USAGE --------------             MARGIN           MARGIN
-----                           --------          ------
Less than or equal to              1.25%            .25%
33%
Greater than 33% and               1.50%            .50%
less than or equal to
66%
Greater than 66% and               1.75%            .75%
less than or equal to
85%
Greater than 85%                   2.00%           1.00%;

               (b) on and after the occurrence of the Shell Transaction Completion Date, for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on such day:
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                                                                               4

      BORROWING BASE           EURODOLLAR           ABR
USAGE --------------             MARGIN           MARGIN
-----                           --------          ------
Less than or equal to               1.00%             0%
33%
Greater than 33% and                1.25%           .25%
less than or equal to
66%
Greater than 66%                    1.50%           .50%

               As used herein, "BORROWING BASE USAGE" on any day means the percentage equivalent of the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.

               "ASSET PURCHASE AGREEMENT": as defined in the Recitals to this Agreement.

               "ASSET PURCHASE DOCUMENTS": the collective reference to the Asset Purchase Agreement and any other agreements, instruments or other documents delivered in connection therewith, as amended, supplemented or otherwise modified in accordance and with the terms of this Agreement.

               "ASSIGNEE":  as defined in subsection 11.6(c).

               "AVAILABLE COMMITMENT": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender's Aggregate Revolving Credit Exposure.

               "BORROWER":  as defined in the preamble to this Agreement.

               "BORROWER REDETERMINATION NOTICE": a notice from the Borrower to the Administrative Agent requesting that the Administrative Agent redetermine the Borrowing Base, which notice may be sent by the Borrower at any time, PROVIDED that (i) no more than one such notice (excluding any redetermination pursuant to subsection 4.9(e)) may be delivered by the Borrower during any consecutive 12 month period and (ii) such notice may not be delivered until after the Initial Period.

               "BORROWING BASE": at any time of determination, the amount then in effect as determined in accordance with subsection 4.9; PROVIDED, HOWEVER, that until the Borrowing Base is so redetermined in accordance with subsection 4.9, the Borrowing Base shall be $150,000,000 or, upon the occurrence of the Shell Transaction Completion Date, $200,000,000 (minus any redetermination previously made pursuant to the first sentence of subsection 4.9(e)).

               "BORROWING BASE AVAILABILITY": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment Percentage of the Borrowing Base in effect at such time over (b) such Lender's Aggregate Revolving Credit Exposure.
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                                                                               5

               "BORROWING BASE DEFICIENCY":  as defined in subsection 4.10.

               "BORROWING BASE USAGE": as defined under the definition of Applicable Margin.

               "BORROWING DATE": any Business Day specified in a notice pursuant to subsection 2.2 or 3.2 as a date on which the Borrower requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

               "BUSINESS DAY": any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

               "CAIRN": Cairn Energy USA, Inc., a wholly-owned subsidiary of the Borrower.

               "CAIRN MERGER": the merger of C. Acquisition Corp. with and into Cairn on November 5, 1997.

               "CAPITAL LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

               "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

               "CASH EQUIVALENTS": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Group ("S&P") or P-2 by Moody's Investors Service, Inc. ("MOODY'S"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

               "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

               "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "BOARD"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

               "CHANGE IN CONTROL": (a) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of 35% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors; or (b) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors, PROVIDED that the consummation of the LOPI Merger in accordance with the terms of the Merger Agreement and the other transactions expressly contemplated by the Merger Agreement or the Stock Rights and Restrictions Agreement shall not be deemed to result in a "Change of Control" under clause
        (a)(i) above; "CONTINUING DIRECTORS" shall mean the directors of the Borrower on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

               "CHASE":  The Chase Manhattan Bank.

               "CLOSING DATE": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

               "CO-ARRANGERS":  as defined in the Preamble to this Agreement.

               "CO-DOCUMENTATION AGENTS": as defined in the Preambe to this Agreement.

               "CODE": the Internal Revenue Code of 1986, as amended from time to time.

               "COMMITMENT FEE RATE": (a) prior to the occurrence of the Shell Transaction Completion Date, for any day, a rate per annum equal to (i) .375% if
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                                                                               7

        the Borrowing Base Usage in effect on such day is less than or equal to 66% and (ii) .500% if the Borrowing Base Usage in effect on such day is greater than 66% and (b) on and after the occurrence of the Shell Transaction Completion Date, for any day, a rate per annum equal to (i) .300% if the Borrowing Base Usage in effect on such day is less than or equal to 33% and (ii) .375% if the Borrowing Base Usage in effect on such day is greater than 33%.

               "COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which such Lender's Aggregate Revolving Credit Exposure then outstanding constitutes of the Aggregate Revolving Credit Exposure then outstanding for all of the Lenders).

               "COMMITMENT PERIOD": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

               "COMMITMENTS": the collective reference to the Revolving Credit Commitments and the L/C Commitment.

               "COMMODITY HEDGING AGREEMENT": a commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies.

               "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

               "CONSOLIDATED INTEREST EXPENSE": with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (i) gross interest expense (including all cash and accrued interest expense) of the Borrower and its Subsidiaries for such period on a consolidated basis, including to the extent included in interest expense in accordance with GAAP (x) the amortization of debt discounts and (y) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (ii) capitalized interest of the Borrower and its Subsidiaries on a consolidated basis.

               "CONSOLIDATED LEASE EXPENSE": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases (other than oil and gas leases) of real and personal property which are not capitalized under GAAP.

               "CONSOLIDATED NET INCOME": for any period, net income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

               "CONSOLIDATED NET WORTH": as of the date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, plus, amounts paid to Amoco or charges accrued in respect of the Amoco Litigation up to $15,000,000 to the extent such amounts have resulted in a decrease in shareholders' equity from the amount of shareholders' equity that would have existed had no such payment or charge occurred.

               "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

               "CONTROL": the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

               "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "DISPOSITION": as defined under the definition of Redetermination Event.

               "DISQUALIFIED STOCK": means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Capital Stock, pursuant to a sinking fund obligation or otherwise, is convertible or is exchangeable for Indebtedness or Disqualified Stock or redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part on or prior to the date that is one year after the earlier of (x) the Termination Date or (y) the date on which there are no Loans or other obligations hereunder outstanding and the Commitments are terminated.

               "DOLLARS" and "$": dollars in lawful currency of the United States of America.

               "DOMESTIC SUBSIDIARY": any Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

               "EBITDA": with respect to the Borrower and its Subsidiaries, for any period, Consolidated Net Income for that period, PLUS, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for that period, the sum of (a) the aggregate amount of Consolidated Interest Expense for that period, (b) the aggregate amount of letter of credit fees paid during that period, (c) the aggregate amount of income tax expense for that period, (d) all amounts attributable to depreciation, depletion and amortization for that period, (e) all non-cash expenses (including without limitation, non-cash charges and expenses relating to full cost ceiling write-downs) during that period, (f) transaction fees and expenses relating to the Cairn Merger and the Shell Transactions and (g) any amounts paid in respect of the Amoco Litigation up to $15,000,000, and MINUS, to the extent added to revenues in determining

        Consolidated Net Income for that period, all non-cash income during that period, in each case determined in accordance with GAAP and without duplication of amounts.

               "ENVIRONMENTAL LAWS": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

               "ENVIRONMENTAL PERMITS": any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any Environmental Law.

               "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

               "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate per annum for Dollar deposits with a maturity comparable to such Interest Period which appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; PROVIDED that if there shall no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page (or if such page is not available on the relevant Business Day), the Eurodollar Base Rate shall mean an interest rate per annum equal to the average (rounded upward, if necessary, to the next 1/16th of 1%) of the respective rates per annum notified to the Administrative Agent by each of the Reference Banks as the average of the rates at which Dollar deposits (in an amount comparable to the amount of Chase's Eurodollar Loan to be outstanding during such Interest Period and for a maturity comparable to such Interest Period) are offered to such Reference Bank in immediately available funds by prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. "TELERATE BRITISH BANKERS ASSOC. INTEREST SETTLEMENT RATES PAGE" shall mean the display designated as Page 3750 on Teleratesystem Incorporated (or such other replacement page thereof used to display London interbank offered rates of major banks).

               "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

               "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                  ----------------------------------------
                  1.00 - Eurocurrency Reserve Requirements

               "EVENT OF DEFAULT": any of the events specified in Section 9, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "EXISTING CREDIT AGREEMENT": as defined in the Recitals to this Agreement.

               "EXISTING LETTERS OF CREDIT":  as defined in subsection 3.1(a).

               "EXISTING MORTGAGE": the collective reference to the Deed of Trust, Mortgage, Assignment, Security Agreement and Financing Statement from Cairn to the Trustee named therein and the Administrative Agent, covering the assets of Cairn located in the offshore continental shelf areas offshore Texas and Louisiana, attached hereto as Exhibit D.

               "EXTENSION OF CREDIT": as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender, or the issuance of, or participation in, a Letter of Credit by such Lender.

               "FOREIGN SUBSIDIARY": any Subsidiary which is organized and existing under the laws of any jurisdiction outside of the United States of America.

               "GAAP": generally accepted accounting principles in the United States of America in effect from time to time, PROVIDED that for purposes of determining compliance with the covenants contained in
        Section 8, "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof and applied on a basis consistent with the application used in the financial statements referred to in subsection 5.1.

               "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "GUARANTEE AGREEMENT": the Amended and Restated Guarantee Agreement to be executed and delivered by each Guarantor substantially in the form of Exhibit B, as the same may be amended, modified or supplemented from time to time.

               "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Obligations of the Borrower or any Subsidiary pursuant to indemnities which (a) are granted in the ordinary course of business, including, without limitation, (i) such obligations in connection with stock purchase agreements or asset purchase and sale agreements and (ii) such obligations in connection with the conduct of the Oil and Gas Business in the ordinary course of business and (b) do not cover Indebtedness of the types described in clauses (a) through (f) of the definition of Indebtedness, shall not constitute "Guarantee Obligations" for purposes of this Agreement.

               "GUARANTOR": Each of the Borrower's direct or indirect Domestic Subsidiaries, other than the Immaterial Subsidiaries.

               "HEDGING AGREEMENT": any Interest Rate Protection Agreement, Commodity Hedging Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

               "HYDROCARBON INTERESTS": all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

               "HYDROCARBONS": oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

               "IMMATERIAL SUBSIDIARIES": the Subsidiaries of the Borrower listed on Schedule 1.1(d).

               "INDEBTEDNESS": of any Person at any date, without duplication,
        (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of letters of credit and acceptances issued or created for the account of such Person, (e) all obligations of such Person under Commodity Hedging Agreements and Interest Rate Protection Agreements, (f) all obligations of others of the type referred to in clauses (a) through (e) above and which are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, except that the amount of any nonrecourse obligation shall be deemed to be the lesser of the value of the property securing such obligation and the amount of such obligation so secured and (g) all Guarantee Obligations with respect to the items described in clauses (a) through (e) above; PROVIDED, that for the purposes of subsection 8.1(b) only, the definition of Indebtedness shall not include the obligations described in clause (e) above.

               "INITIAL PERIOD": the period commencing on the Closing Date and ending on the earlier of (a) October 1, 1998 and (b) the Shell Transaction Completion Date.

               "INITIAL SCHEDULED BORROWING BASE REDETERMINATION": the first scheduled redetermination of the Borrowing Base, pursuant to subsection 4.9, which occurs following the delivery by the Borrower to the Administrative Agent of the Reserve Report dated as of June 30, 1998.

               "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

               "INSOLVENT":  pertaining to a condition of Insolvency.

               "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last day of each March, June, September and December, commencing June 30, 1998 and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

               "INTEREST PERIOD":  with respect to any Eurodollar Loan:

                           (i) initially, the period commencing on the borrowing
               or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (ii) thereafter, each period commencing on the last
               day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

        PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                      (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                      (2) any Interest Period pertaining to a Eurodollar Loan
               that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                      (3) the Borrower shall select Interest Periods so as not
               to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

                      (4) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.

               "INTEREST RATE PROTECTION AGREEMENT": an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

               "INVESTMENTS": as defined in subsection 8.8.

               "ISSUING LENDER": Chase or any of its respective Affiliates, in its capacity as issuer of a Letter of Credit, and any other Lender to whom Chase or any of its respective Affiliates assigns (with the prior written consent of the Required Lenders) its obligations to issue Letters of Credit hereunder.

               "L/C APPLICATION":  as defined in subsection 3.2.

               "L/C COMMITMENT": the Issuing Lender's obligation to issue Letters of Credit pursuant to Section 3 of this Agreement.

               "L/C PARTICIPATING INTEREST": with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any L/C Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any L/C Application relating thereto.

               "LENDER REDETERMINATION NOTICE": a notice from the Supermajority Lenders to the Borrower giving notice of their election to redetermine the Borrowing Base, which notice may be sent by the Supermajority Lenders at any time they so elect, PROVIDED that (i) such an election (excluding any mandatory redetermination of the Borrowing Base made in connection with the issuance of Subordinated Indebtedness pursuant to subsection 8.2) can be made by the Supermajority Lenders no more than once during any consecutive 12 month period and (ii) such an election may not be made until after the Initial Period.

               "LETTERS OF CREDIT":  as defined in subsection 3.1(a).

               "LETTER OF CREDIT OUTSTANDINGS": at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

               "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing), but excluding set-off arrangements under Hedging Agreements.

               "LOAN":  as defined in subsection 2.1(a).

               "LOAN DOCUMENTS": the collective reference to this Agreement, any Notes, the L/C Applications, the Guarantee Agreement and the Security Documents.

               "LOAN PARTIES": the collective reference to the Borrower, each Guarantor and any other Subsidiary from time to time party to any Loan Document.

               "LOPI": as defined in the Recitals to this Agreement.

               "LOPI MERGER": as defined in the Recitals to this Agreement.

               "MAKE-WHOLE PAYMENTS": the payments by the Borrower in cash or shares of Common Stock made in accordance with the provisions of the Stock Rights and Restrictions Agreement.

               "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any of the other Loan Parties to perform their respective obligations under the Loan Documents, or (c) the validity or enforceability of this or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

               "MATERIAL ENVIRONMENTAL AMOUNT": an amount not covered by insurance that is payable by the Borrower or any of its Subsidiaries in excess of $1,000,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date) for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

               "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated under any Environmental Law.

               "MERGER AGREEMENT": as defined in the Recitals to this Agreement.

               "MERGER DOCUMENTS": the collective reference to the Merger Agreement and any other agreements, instruments and other documents delivered in connection therewith, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

               "MORTGAGE AMENDMENT": the Mortgage Amendment, substantially in the form of Exhibit H, to be entered into on the Closing Date to amend the Existing Mortgage.

               "MORTGAGED PROPERTY": all of the Oil and Gas Properties and other collateral purported to be subject to the Lien of the Mortgages.

               "MORTGAGES": collectively, (i) the Existing Mortgage, as amended by the Mortgage Amendment, and (ii) each other mortgage, deed of trust, assignment, security agreement or mortgage executed by the Borrower or any other Loan Party and in form and substance reasonably satisfactory to the Administrative Agent which purports to create a Lien in favor of the Administrative Agent, in each case as amended, supplemented or otherwise modified from time to time.

               "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               "NET PROCEEDS": means with respect to any Redetermination Event or the sale or Disposition of the Pennsylvania Properties, an amount equal to the gross proceeds in cash (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Redetermination Event or such sale or Disposition of the Pennsylvania Properties, net of attorneys' fees, accountants' fees, brokerage, consultant and other fees, underwriting commissions and other fees and expenses actually incurred in connection with such Redetermination Event or such sale or Disposition of the Pennsylvania Properties, as the case may be.

               "NON-EXCLUDED TAXES": as defined in subsection 4.13(a).

               "NON-U.S. LENDER": as defined in subsection 4.13(b).

               "NOTES": as defined in subsection 2.3(e).

               "OBLIGATIONS": the collective reference to the unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any of the Lenders.

               "OIL AND GAS BUSINESS": (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Oil and Gas Properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses
        (a) through (d) of this definition.

               "OIL AND GAS PROPERTIES": Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

               "PARTICIPANTS":  as defined in subsection 11.6(b).

               "PARTICIPATING LENDER": with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

               "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

               "PENNSYLVANIA PROPERTIES": Oil and Gas Properties of the Borrower described on Schedule 8.6 attached hereto.

               "PERMITTED BUSINESS ACQUISITION": the formation of a new Subsidiary or any acquisition of all or substantially all the assets of, or shares of capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) such acquired or newly formed corporation, partnership, association or other business entity shall be a Guarantor and all of the Capital Stock of such acquired or newly formed corporation, partnership, association or other business entity are owned directly by the Borrower or a domestic Wholly-Owned Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under subsection 7.9 shall have been taken, (d)(i) the Borrower shall be in compliance, on a PRO FORMA basis after giving effect to such acquisition or formation, with the covenants contained in subsection 8.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such Person or assets and (ii) any acquired or newly formed Subsidiary (including its direct and indirect Subsidiaries) shall not be liable for any Indebtedness or Guarantee Obligations (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4) and (e) any acquired or newly formed Subsidiary

        (including its direct and indirect Subsidiaries) shall not have any liabilities (contingent or otherwise, and including, without limitation, liabilities under Environmental Laws and liabilities with respect to any
        Plan) other than (x) Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4 and (y) such liabilities which could not have a Material Adverse Effect, and the Borrower shall have delivered to the Administrative Agent a certificate, signed by a Responsible Officer, that to the best of such officer's knowledge, the conditions set forth in this clause (e) have been met.

               "PERMITTED BUSINESS INVESTMENTS": investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith; PROVIDED that an investment in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Business Investment.

               "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

               "PLAN": at a particular time, any employee benefit plan which is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "PLEDGE AGREEMENT": the Amended and Restated Pledge Agreement to be executed and delivered by each of the Loan Parties, substantially in the form of Exhibit C, as the same may be amended, modified or supplemented from time to time.

               "PLEDGED SECURITIES": the Capital Stock of each direct and indirect Subsidiary of the Borrower listed on Schedule 5.15 which is a Guarantor, and each other Subsidiary of the Borrower (whether now formed or hereafter acquired) whose Capital Stock is pledged to the Lenders pursuant to the Pledge Agreement or subsection 7.9.

               "PLEDGORS": the Borrower and each of its Subsidiaries which is a party to the Pledge Agreement on the Closing Date or which becomes a party to a pledge agreement pursuant to subsection 7.9.

               "PREFERRED STOCK": the preferred stock to be issued pursuant to the terms and conditions of the Merger Agreement.

               "PREFERRED STOCK DESIGNATION": the Certificate of Designation dated March 27, 1998 describing the terms and conditions of the Preferred Stock.

               "PRELIMINARY PRO FORMA BALANCE SHEET": the unaudited PRO FORMA combined balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1997 (including the notes thereto), giving effect (as if such events had occurred on such date) to the consummation of the LOPI Merger and the SWEPI Purchase and the payment of the fees and expenses incurred in connection therewith that is included in the Confidential Information Memorandum of the Borrower dated April 1998.

               "PROPERTIES": any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by the Borrower or any Subsidiary.

               "PROVED RESERVES": the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that adequate geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from proved reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

               "REDETERMINATION DATE": each date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in subsection 4.9.

               "REDETERMINATION EVENT": the occurrence of the following events during the Initial Period: (a) the sale or issuance of Capital Stock of the Borrower or any of its Subsidiaries for cash, in one transaction or a series of transactions; (b) the incurrence of Subordinated Indebtedness by the Borrower, in one transaction or a series of transactions; (c) any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a sale and leaseback transaction or as a result of casualty or condemnation) by the Borrower or any Subsidiary (a "DISPOSITION"), in one transaction or a series of transactions, of any Oil and Gas Properties (other than the Pennsylvania Properties) to any Person (other than to the Borrower or any of its Subsidiaries) if such Disposition (or Dispositions) has a sale price in excess of $250,000 in the aggregate; (d) any Disposition, in one transaction or a series of transactions, of Property not constituting Oil and Gas Properties if such Disposition has a sale price in excess $250,000 (provided that this clause (d) shall not include the Disposition of equipment used in the ordinary course of the Oil and Gas Business if the proceeds of such Disposition are used, within 60 days, to purchase replacement equipment); or (e) the acquisition of Oil and Gas Properties having Proved Reserves with a value in excess of $50,000,000 in the aggregate, whether by acquisition of stock or assets or by merger (an "OIL AND GAS ACQUISITION"); PROVIDED that the definition of "Redetermination Event" shall not include the Disposition of Oil and Gas Properties which are not included in the Borrowing Base (determined by reference to the most recent Reserve Report) pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to exploration and development activity in the ordinary course of business of the Borrower and its Subsidiaries, including the Disposition of seismic data to the extent that an interest is retained in such data by the Borrower or its Subsidiaries.

               "REFERENCE BANKS": four major banks in the London interbank market selected by the Administrative Agent.

               "REGISTER":  as defined in subsection 11.6(d).

               "REGISTRATION RIGHTS AGREEMENT": the Registration Rights Agreement, substantially in the form attached to the Merger Agreement, to be entered into by the Borrower and SLOPI in connection with the LOPI Merger.

               "REGULATION U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

               "REIMBURSEMENT OBLIGATIONS": the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit issued by the Issuing Lender in accordance with the terms of this Agreement and the related L/C Applications.

               "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
        Section 4241 of ERISA.

               "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss. 2615.

               "REQUIRED LENDERS": at any time, Lenders the Commitment Percentages of which aggregate at least 51%.

               "REQUIREMENT OF LAW": as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

               "RESERVE REPORT": a report in form and with attachments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries (a) for all reserve reports as of December 31, prepared by the Borrower and audited by Ryder Scott Company or another independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent and (b) for all other reports, prepared by engineers employed by the Borrower and certified by a Responsible Officer of the Borrower.

               "RESPONSIBLE OFFICER": of any Loan Party, the chief executive officer or the president of such Loan Party or, with respect to financial matters, the chief financial officer or treasurer of such Loan Party.

               "REVOLVING CREDIT COMMITMENT": as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a) (which amount, with respect to the Lenders, shall equal $150,000,000 in the aggregate or, upon occurrence of the Shell Transaction Completion Date, $250,000,000), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

               "REVOLVING CREDIT LOANS":  as defined in subsection 2.1(a).

               "REVOLVING CREDIT NOTE":  as defined in subsection 2.3(e).

               "SECURITY DOCUMENTS": the collective reference to the Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

               "SENIOR DEBT": with respect to the Borrower and its Subsidiaries, Indebtedness of the Borrower and its Subsidiaries other than Subordinated Indebtedness.

               "SHELL PROPERTIES": the oil and gas properties to be acquired by the Borrower in the Shell Transactions.

               "SHELL TRANSACTIONS": the LOPI Merger and the separate SWEPI Purchase, and the transactions contemplated by the Merger Agreement, the Asset Purchase Agreement, the Stock Rights and Restrictions Agreement, the Registration Rights Agreement and the Preferred Stock Designation.

               "SHELL TRANSACTION COMPLETION DATE": the date on which the conditions set forth in subsection 6.3 shall have been satisfied; PROVIDED that such date is no later than November 2, 1998.

               "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

               "SLOPI":  as defined in the Recitals to this Agreement.

               "SOUTHWEST HOLMWOOD PROPERTIES":  those properties described on
        Schedule 1.1(e).

               "STOCK RIGHTS AND RESTRICTIONS AGREEMENT": the Stock Rights and Restrictions Agreement, substantially in the form attached to the Merger Agreement, to be entered into by the Borrower and SLOPI pursuant to the terms of the Merger Agreement.

               "SUBORDINATED INDEBTEDNESS": any Indebtedness of the Borrower contractually subordinated to the prior payment in full of the Loans, Reimbursement Obligations and any other obligations hereunder in a manner acceptable to the Required Lenders as evidenced by their written approval.

               "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of the Borrower.

               "SUPERMAJORITY LENDERS": at any time, Lenders the Commitment Percentages of which aggregate at least 75%.

               "SWEPI": as defined in the Recitals to this Agreement.

               "SWEPI PURCHASE":  as defined in the Recitals to this Agreement.

               "SYNDICATION AGENT": as defined in the Preamble to this Agreement.

               "TERMINATION DATE": the date which is the fifth anniversary of the Closing Date.

               "TMR-SUB":  as defined in the Recitals to this Agreement.

               "TRANCHE": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "EURODOLLAR TRANCHES".

               "TRANSFEREE":  as defined in subsection 11.6(f).

               "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

               "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

               "WHOLLY-OWNED SUBSIDIARY": a Subsidiary of the Borrower, all of the outstanding Capital Stock of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Borrower or one or more other Wholly-Owned Subsidiaries of the Borrower; provided that each of the Persons listed on Schedule 1.1(d) shall be deemed not to be Wholly-Owned Subsidiaries.

               1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

               (b) As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or any Subsidiary of the Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

               (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               (e) References in this Agreement or any other Loan Document to knowledge of any Loan Party of events or circumstances shall be deemed to refer to events or circumstances of which a Responsible Officer has knowledge or should have had knowledge.

              SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

               2.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("REVOLVING CREDIT LOANS" or "LOANS") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment, PROVIDED that no Lender shall make any Revolving Credit Loans if, after giving effect thereto, the sum of such Lender's Revolving Credit Loans and Commitment Percentage of Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the lesser of (i) such Lender's Revolving Credit Commitment and (ii) such Lender's Commitment Percentage of the Borrowing Base then in effect. During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

               (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.3, PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

               2.2 PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans initially are to be Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed,
(ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection
11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

               2.3 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in subsection 4.1.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

               (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

               (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

               (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "REVOLVING CREDIT NOTE" or "NOTE").

                          SECTION 3. LETTERS OF CREDIT

               3.1 THE L/C COMMITMENT. (a) Pursuant to the Existing Credit Agreement, the Issuing Lenders specified on Schedule 3.1 have issued the letters of credit described on Schedule 3.1 (the "EXISTING LETTERS OF CREDIT"), which from and after the Closing Date shall continue to be "Letters of Credit" hereunder. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (together with the Existing Letters of Credit, the "LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; PROVIDED that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date, (i) the Letter of Credit Outstandings would exceed $15,000,000 or (ii) the sum of the Revolving Credit Loans and Letter of Credit Outstandings would exceed the lesser of (x) the Revolving Credit Commitments and
(y) the Borrowing Base then in effect. Each Letter of Credit shall (i) be issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and its Subsidiaries, and (ii) shall expire no later than the earlier of (x) one year (or such later date agreed to by the Issuing Lender) after the date of issuance and (y) five Business Days prior to the Termination Date, PROVIDED that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars.

               (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

               (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

               3.2 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application in the Issuing Lender's then customary form (an "L/C APPLICATION") completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as may be customary and as the Issuing Lender may reasonably request. Upon receipt of any L/C Application, the Issuing Lender will process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene subsection 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

               3.3 FEES, COMMISSIONS AND OTHER CHARGES. (a) The Borrower shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued (or in the case of the Existing Letters of Credit, to the extent such commissions have not already been paid, from the Closing Date) to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection) at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans of the daily aggregate amount available to be drawn under such Letter of Credit during such period, and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .125% per annum of the daily aggregate amount available to be drawn under such Letter of Credit. The letter of credit commissions payable pursuant to clause (i) and (ii) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1998, and on the Termination Date.

               (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending, negotiating or otherwise administering any Letter of Credit.

               (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

               3.4 L/C PARTICIPATIONS. (a) Effective on the Closing Date in respect of Existing Letters of Credit, and effective on the date of issuance of each Letter of Credit issued after the Closing Date, the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing

Lender, on the terms and conditions hereinafter stated, for such Participating Lender's own account and risk an undivided interest equal to such Participating Lender's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent's address specified in subsection 11.2, an amount equal to such Participating Lender's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. On the date that any Assignee becomes a Lender party to this Agreement in accordance with subsection 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

               (b) If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times
(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Participating Lender pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Participating Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

               (c) Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its PRO RATA share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

               3.5 REIMBURSEMENT OBLIGATION OF THE BORROWER. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent of the date and the amount thereof. The Borrower agrees to reimburse the Issuing Lender (whether with its own funds or with proceeds of the Revolving Credit Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date of payment of the applicable draft until payment in full thereof, (x) for the period commencing on the date of payment of the applicable draft to the date which is 3 days thereafter, at the rate which would be payable on ABR Loans at such time and (y) thereafter, at the rate which would be payable on ABR Loans at such time plus 2%.

               3.6 OBLIGATIONS ABSOLUTE. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, including, without limitation, Article V thereof, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

               3.7 LETTER OF CREDIT PAYMENTS. Without limitation of subsection 3.6, the responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

               3.8 L/C APPLICATIONS. To the extent that any provision of any L/C Application, including any reimbursement provisions contained therein, related to any

Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall prevail.

                          SECTION 4. GENERAL PROVISIONS

               4.1 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect on such day.

               (b) Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR in effect on such day plus the Applicable Margin in effect on such date.

               (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the ABR plus the Applicable Margin in effect on such date plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

               (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to subsection 4.1(c) shall be payable from time to time on demand.

               4.2 COMPUTATION OF INTEREST AND FEES. (a) Whenever, in the case of ABR Loans, it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

               (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations and calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1(a).

               4.3 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

               (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or
(ii) after the date that is one month prior to the Termination Date and PROVIDED, FURTHER, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

               4.4 MINIMUM AMOUNTS MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than five Eurodollar Tranches outstanding at any time.

               4.5 OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) The Borrower may, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day's irrevocable notice to the Administrative Agent in the case of ABR Loans, and upon at least three Business Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14. Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof.

               (b) Subject to subsection 4.5(c), the Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect. Termination of the Revolving Credit Commitments shall also terminate the obligation of the Issuing Lender to issue Letters of Credit.

               (c) In the event of any termination of the Revolving Credit Commitments, the Borrower shall on the date of such termination repay or prepay all of its outstanding Revolving Credit Loans (together with accrued and unpaid interest on the Revolving Credit Loans and any amounts payable pursuant to subsection 4.14 and any other amounts payable hereunder), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent). In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure of all the Lenders and (ii) if the Aggregate Revolving Credit Exposure of all the Lenders would exceed the aggregate Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrower shall, on the date of such reduction, FIRST, repay or prepay Revolving Credit Loans and, SECOND, reduce the Letter of Credit Outstandings (or cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

               (d) The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or cash collateralized, to the extent required by subsection 4.10. All such repayments and cash collateralization shall be made in accordance with this subsection 4.5.

               (e) In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the "EXCESS AMOUNT"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and (ii) in the event that Letter of Credit Outstandings are required to be cash collateralized, the Borrower shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be cash collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the obligations of the Borrower under this Agreement and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any obligations under this Agreement (including obligations in respect of the Letters of Credit). On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 4.5(e) and (ii) the Borrower shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, PROVIDED, HOWEVER, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied. The Borrower shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result. Any prepayment or collateralization pursuant to this subsection 4.5(e) shall be applied in the order set forth in clause (ii) of the second sentence of subsection 4.5(c).

               4.6 COMMITMENT FEE; ADMINISTRATIVE AGENT'S FEE; OTHER FEES. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including, for each Lender, the Closing Date to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the lesser of (i) the Available Commitment of such Lender and (ii) the Borrowing Base Availability with respect to such Lender, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December (commencing on June 30, 1998) and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof. Commitment fees shall be nonrefundable when paid.

               (b) The Borrower shall pay to the Administrative Agent the fees set forth in the fee letter agreement, dated April 4, 1998, among the Borrower, Chase and Chase Securities Inc., and the fees set forth in the fee letter agreement, dated April 4, 1998, between the Borrower and BT Alex.Brown Incorporated, in each case on the dates specified therein.

               4.7 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

               (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

               4.8 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

               (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

               4.9 COMPUTATION OF BORROWING BASE. (a) BORROWING BASE. (i) The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Revolving Credit Commitments) of

Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period. During the Initial Period, the amount of the Borrowing Base shall be $150,000,000, unless revised upon the occurrence of a Redetermination Event, as set forth in subsection 4.9(e). The Borrowing Base will be based upon the value of certain Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and other assets of the Borrower and its Subsidiaries acceptable to the Administrative Agent in its sole discretion, and will be determined by the Administrative Agent in accordance with paragraph (d) of this subsection 4.9, subject to approval by the Supermajority Lenders (or, with respect to the Initial Scheduled Borrowing Base Redetermination, all of the Lenders). Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Loans and all other obligations under this Agreement are paid in full, this Agreement shall be subject to the then effective Borrowing Base.

               (b) RESERVE REPORTS. Prior to March 1 and September 1 of each year, the Borrower shall, at its own expense, furnish to the Administrative Agent and to each Lender Reserve Reports, which Reserve Reports shall be dated as of the immediately preceding December 31 (in the case of Reserve Reports due on March 1) and June 30 (in the case of Reserve Reports due on September 1), and shall set forth, among other things, (i) the Oil and Gas Properties, then owned by the Borrower and its Subsidiaries, (ii) the Proved Reserves attributable to such Oil and Gas Properties and (iii) a projection of the rate of production and net income of the Proved Reserves as of the date of such Reserve Report, all in accordance with the guidelines published by the Securities and Exchange Commission and such assumptions as the Administrative Agent shall provide. Concurrently with the delivery of the Reserve Reports, the Borrower shall furnish to the Administrative Agent and to each Lender a certificate of a Responsible Officer showing any additions to or deletions from the Oil and Gas Properties listed in the Reserve Report, which additions or deletions were made by the Borrower and its Subsidiaries since the date of the previous Reserve Report.

               (c) REDETERMINATIONS OF THE BORROWING BASE AFTER THE INITIAL PERIOD. The Borrowing Base shall be redetermined (i) subject to the last sentence hereof, after receipt by the Administrative Agent of each scheduled Reserve Report, commencing with the Reserve Report as of June 30, 1998, (ii) upon the delivery, after the Initial Period, of a Lender Redetermination Notice to the Borrower, and (iii) upon the delivery, after the Initial Period, of a Borrower Redetermination Notice to the Administrative Agent, all as provided in this subsection 4.9. Within 15 days after the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, the Borrower shall furnish to the Administrative Agent and to each Lender a Reserve Report as of the most recent practicable date. If the Borrower fails to deliver a Reserve Report within the time period provided for in the preceding sentence, then the Administrative Agent shall have the right to rely on the last Reserve Report previously delivered by the Borrower with any such adjustments and taking into account any additional information as the Administrative Agent may deem appropriate, in its sole discretion. On or before the date which is 30 days after receipt (i) of a scheduled semi-annual Reserve Report or (ii) of a Reserve Report in connection with a Lender Redetermination Notice or a Borrower Redetermination Notice, the Administrative Agent shall redetermine the Borrowing Base in its sole discretion, and the Administrative Agent shall notify the Borrower and the Lenders of its redetermination of the Borrowing Base. Within 10 days after receipt from the Administrative Agent of the amount of the redetermination of the Borrowing Base, each Lender shall notify the

Administrative Agent stating whether or not such Lender agrees with that redetermination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such redetermination. If the Supermajority Lenders (or, with respect to the Initial Scheduled Borrowing Base Redetermination, all of the Lenders) agree with that redetermination, then the Administrative Agent promptly shall notify the Borrower of the Borrowing Base as so redetermined, whereupon that redetermined value shall automatically become effective (and shall remain effective until the Borrowing Base is again redetermined as provided in this subsection 4.9(c)). If the Supermajority Lenders (or, with respect to the Initial Scheduled Borrowing Base Redetermination, all of the Lenders) have not approved or are not deemed to have approved the Borrowing Base within the 10 day period following their receipt of the proposed amount from the Administrative Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base and the Borrowing Base shall remain at such level until the Supermajority Lenders (or, with respect to the Initial Scheduled Borrowing Base Redetermination, all of the Lenders), utilizing the procedure outlined herein, agree on a new Borrowing Base. Each redetermination provided for by this subsection 4.9(c) shall be made in accordance with the provisions of subsection 4.9(d). The Borrowing Base shall be redetermined within 45 days after the furnishing of each Reserve Report, subject to the provisions of this paragraph (c); PROVIDED that the Initial Scheduled Borrowing Base Redetermination shall become effective within 10 Business Days following October 1, 1998, unless the Shell Transaction Completion Date shall have occurred prior to such date, in which case the next sentence shall be applicable. Notwithstanding anything in this subsection 4.9(c) to the contrary,
(i) upon the occurrence of the Shell Transaction Completion Date, the Borrowing Base shall be $200,000,000 (minus any redetermination previously made pursuant to the first sentence of subsection 4.9(e)) and the next scheduled Redetermination Date shall be effective no later than April 15, 1999 and shall be based on the December 31, 1998 Reserve Report to be delivered on or prior to March 1, 1999 and (ii) if the Shell Transaction Completion Date occurs prior to the effectiveness of the Initial Scheduled Borrowing Base Redetermination, such Initial Scheduled Borrowing Base Redetermination shall not become effective.

               (d) CRITERIA. (i) All determinations and redeterminations by the Administrative Agent provided for in this subsection 4.9 (and any determinations and decisions by either or both of the Administrative Agent and the Supermajority Lenders (or, with respect to the Initial Scheduled Borrowing Base Redetermination, all of the Lenders) in connection therewith, including effecting any redetermination of the value of any component contained in a Reserve Report) shall be made by the Administrative Agent and the Lenders in their sole discretion and shall be made on a reasonable basis and in good faith based upon the application by the Administrative Agent and the Lenders of their respective normal oil and gas lending criteria as they exist at the time of determination.

               (ii) Subject to the last sentence in clause (c) of this subsection 4.9, all redeterminations of the Borrowing Base referred to in this subsection 4.9 shall become effective immediately upon the delivery of notice by the Administrative Agent to the Borrower of the redetermination; provided that the Initial Scheduled Borrowing Base Redetermination shall not become effective until a date within 10 Business Days after October 1, 1998 unless the Shell Transaction Completion Date shall have occurred prior to such date.

               (iii) (x) Upon the issuance of Subordinated Indebtedness pursuant to subsection 8.2(f) during the Initial Period, the Borrowing Base shall be automatically reduced in accordance with subsection 4.9(e) and (y) upon the issuance of any such Subordinated Indebtedness following the Initial Period, the Borrowing Base shall be redetermined in accordance with the procedures set forth in subsection 4.9 which would have applied had a Borrower Redetermination Notice or a Lender Redetermination Notice been delivered.

               (e) REDETERMINATION EVENTS DURING THE INITIAL PERIOD. Upon the occurrence during the Initial Period of a Redetermination Event described in clauses (a), (b), (c) or (d) of the definition thereof, the Borrowing Base shall be automatically reduced by an amount equal to the Net Proceeds of that Redetermination Event and the Borrower shall promptly provide the Administrative Agent and the Lenders notice of such a Redetermination Event and the Net Proceeds realized therefrom (describing the same in reasonable detail). In addition, an Oil and Gas Acquisition described in clause (e) of the definition of Redetermination Event shall result in a mandatory redetermination of the Borrowing Base pursuant to the procedures set forth in this subsection 4.9 for a redetermination following the delivery of a Lender Redetermination Notice or a Borrower Redetermination Notice; PROVIDED that any such redetermination of the Borrowing Base must be approved by all of the Lenders.

               (f) TITLE. Concurrently with the delivery to the Administrative Agent of each Reserve Report, the Administrative Agent may request that the Borrower furnish to the Administrative Agent reasonable evidence of the Borrower's title to the Oil and Gas Properties which have been developed or acquired by the Borrower subsequent to the Reserve Report immediately preceding such Reserve Report.

               4.10 BORROWING BASE COMPLIANCE. If, upon any redetermination of the Borrowing Base pursuant to subsection 4.9(c) other than in connection with the issuance of Subordinated Indebtedness provided for in subsection 8.2(f), the Aggregate Revolving Credit Exposure of the Lenders exceeds the Borrowing Base then in effect (any such excess, the "BORROWING BASE DEFICIENCY"), the Borrower shall prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to at least 50% of the Borrowing Base Deficiency within 90 days after the effective date of the redetermination resulting in such Borrowing Base Deficiency, and within the next 90 days prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to the balance of such Borrowing Base Deficiency in each case together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.14; PROVIDED that, if there exists a Borrowing Base Deficiency upon the termination of the Initial Period after giving effect to the Initial Scheduled Borrowing Base Redetermination, the Borrower shall, within 60 days of the Initial Scheduled Borrowing Base Redetermination, prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings (together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.14) in an amount equal to such Borrowing Base Deficiency. If at any other time there exists a Borrowing Base Deficiency (including as a result of a redetermination in connection with the incurrence of Subordinated Indebtedness provided for in subsection 8.2(f)), the Borrower shall immediately prepay the Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to 100% of such Borrowing Base Deficiency together with (i) interest accrued to the date of such payment or prepayment and (ii) any amounts payable under subsection 4.14. Notwithstanding the foregoing, the Borrower shall immediately apply 100% of the Net Proceeds of any Redetermination Event described in clauses (a), (b) (c) or
(d) of the definition thereof to prepay outstanding Loans and then cash collateralize the Letter of Credit Outstandings. Prepayments and collateralization pursuant to this subsection 4.10 shall be made as set forth in subsection 4.5(c).

               4.11 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement
(a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

               4.12 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                    (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

                   (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

               (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

               (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               4.13 TAXES. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any
Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If, when the Borrower is required by this subsection 4.14(a) to pay any Non-Excluded Taxes, the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a "bank" for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (ii) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, along with such other additional forms as the Borrower, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).

               4.14 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of or a conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to subsection 4.1(a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               4.15 CHANGE OF LENDING OFFICE. (a) Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), or if any adoption or change of the type described in subsection 4.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.11.

               (b) If any Lender requests compensation under subsection 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to, and such Lender promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) if such assignee is not a Lender or an Affiliate thereof, the Borrower shall have received the prior written consents of the Administrative Agent and Issuing Lender which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal) and the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under subsection 4.12 or payments required to be made pursuant to subsection 4.13, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation no longer exist or cease to apply.


                    SECTION 5. REPRESENTATIONS AND WARRANTIES

               To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

               5.1 FINANCIAL CONDITION. (a) The restated consolidated balance sheets of the Borrower and its consolidated Subsidiaries at December 31, 1996 and December

31, 1997 and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity for the respective fiscal years ended on such dates, together with the related notes and schedules thereto, reported on by Ernst & Young LLP copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended, in conformity with GAAP.

               (b) All such financial statements referred to in subsection 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). On the Closing Date, neither the Borrower nor any of its consolidated Subsidiaries have, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease, outstanding debt or Lien or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which (i) is not disclosed in the financial statements referred to in subsection 5.1(a) or in the notes thereto to the extent required by GAAP or (ii) in the case of the Amoco Litigation, does not exceed $15,000,000.

               5.2 NO CHANGE. (a) Since December 31, 1997, there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect (provided that liability or accrued charges of the Borrower of up to $15,000,000 in connection with the Amoco Litigation, in and of itself, and any change in non-cash charges or expenses accrued by the Borrower to meet ceiling test levels in conformity with Securities and Exchange Commission Regulation S-X article 4-10(C)(4), in and of itself, shall not be deemed to be a violation of this subsection 5.2(a)), and (b) during the period from January 1, 1998 to and including the date hereof, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor, except as set forth on Schedule 5.2, has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

               5.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, in the aggregate, a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, Environmental
Laws) except to the extent that the failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

               5.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Borrower and each of the other Loan Parties has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the delivery, performance, validity or enforceability of the Loan Documents to which each Loan Party is a party other than those which have been obtained and are in full force and effect. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               5.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents, the granting of the Liens under the Security Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than any Lien created pursuant to the Security Documents.

               5.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect; PROVIDED that liability or accrued charges of the Borrower of up to $15,000,000 in connection with the Amoco Litigation, in and of itself, shall not be deemed to be a violation of this subsection 5.6.

               5.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect; PROVIDED that liability of the Borrower of up to $15,000,000 in connection with the Amoco Litigation, in and of itself, shall not be deemed to be a violation of this subsection 5.7. No Default or Event of Default has occurred and is continuing.

               5.8 OWNERSHIP OF PROPERTY; LIENS. (a) Except for the Oil and Gas Properties, the Borrower and its Subsidiaries each have good title in fee simple to, or a valid leasehold interest in, all its material real Property and material interests in real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by subsection 8.3.

               (b) The Borrower and its Subsidiaries each have good and defensible title to all of its Oil and Gas Properties which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to the Borrower and its Subsidiaries taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Borrower or any of its Subsidiaries, (ii) Oil and Gas Properties and interests therein disposed of since the date of the most recent Reserve Report as permitted by subsection 8.6 hereof, (iii) imperfections of title relating to the rights of Amoco in the Southwest Holmwood Properties, to the extent described in the report of the Borrower on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, and (iv) Liens permitted by subsection 8.3 hereof. The quantum and nature of the interest of the Borrower and its Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes the entire interest of the Borrower and its Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are complete and accurate in all material respects as of the date of such Reserve Report; and there are no "back-in" or "reversionary" interests held by third parties which could materially reduce the interest of the Borrower and its Subsidiaries in such Oil and Gas Properties except as expressly set forth in such Reserve Report. The ownership of the Oil and Gas Properties by the Borrower and its Subsidiaries shall not in any material respect obligate any such Person to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of such Person in each Oil and Gas Property set forth in the most recent Reserve Report.

               5.9 INTELLECTUAL PROPERTY. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               5.10 NO BURDENSOME RESTRICTIONS. No applicable Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries has had during the last fiscal year of the Borrower, or could reasonable be expected to have, a Material Adverse Effect.

               5.11 TAXES. Each of the Borrower and its Subsidiaries has filed all material tax returns which, to the knowledge of such Loan Party, are required to be filed by it and has paid or caused to be paid all taxes shown on said returns and all assessments, fees and other governmental charges levied upon it or upon any of its Property or income which are due and payable, other than such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with GAAP. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such taxes or assessments, fees or other governmental charges.

               5.12 FEDERAL RESERVE REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

               5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

               5.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

               5.15 SUBSIDIARIES. The Persons listed on Schedule 5.15 constitute all the Subsidiaries of the Borrower and LOPI at the date hereof.

               5.16 PURPOSE OF LOANS. The proceeds of the Loans and the Letters of Credit will be used (a) to refinance certain indebtedness of the Borrower, and to pay fees and expenses related to the Shell Transactions and (b) after the Closing Date, for working capital and for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.

               5.17 ENVIRONMENTAL MATTERS. Other than exceptions to any of the following that could not, in the aggregate, reasonably be expected to either (a) result in the existence of an unsatisfied liability in excess of a Material Environmental Amount or (b) give rise to a Material Adverse Effect or materially adversely affect the value of the Mortgaged Properties taken as a whole:

               (a) each of the Borrower and its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any Property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that (A) each of its Environmental Permits will be timely renewed without expense, (B) any additional Environmental Permits which it has reason to believe will be required will be timely obtained without expense, and (C) the costs of complying with such renewed or additional Environmental Permits and any other Environmental Laws applicable to or reasonably expected to apply to the Borrower and its Subsidiaries will not exceed the Borrower's and its Subsidiaries' existing costs of complying with Environmental Permits and Environmental Laws.

               (b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real Property presently or formerly owned, leased or operated by the Borrower or any Subsidiary or at any other location, which could reasonably be expected to (i) give rise to liability of the Borrower or any Subsidiary under any applicable Environmental Law or (ii) interfere with the Borrower's continued operations.

               (c) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any Subsidiary is, or to the knowledge of the Borrower will be, named as a party is pending or, to the knowledge of the Borrower, threatened.

               (d) the Borrower has not received any written request for information, or been notified that it or any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

               (e) neither the Borrower nor any Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

               (f) neither the Borrower nor any Subsidiary has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed, contingent or otherwise, under any Environmental Law.

               5.18 NO MATERIAL MISSTATEMENTS. (a) All written information, reports, financial statements, exhibits and schedules (including, without limitation, the

Borrower's report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission) furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the date such statements were made, any untrue statements of a material fact and did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the date such statements were made, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

               (b) All projections and estimates concerning the Borrower and its Subsidiaries that are or have been made available to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries (including, without limitation, the pro forma financial statements included in the Confidential Information Memorandum of the Borrower dated April 1998, a copy of which has been provided by the Borrower to each of the Lenders prior to the date hereof), have been or will be prepared based on good faith estimates and based upon assumptions believed by the Borrower to be reasonable in all material respects at the time of such preparation.

               5.19 INSURANCE. Each of the Borrower and its Subsidiaries carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

               5.20 FUTURE COMMITMENTS. As of the date hereof and as of the Closing Date, except as set forth on Schedule 5.20, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to any Oil and Gas Property of the Borrower or any Subsidiary (or, in the case of Oil and Gas Properties operated by operators other than the Borrower or its Subsidiaries, to the Borrower's knowledge after reasonable investigation) which would require the Borrower or any Subsidiary to deliver Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

               5.21 SECURITY DOCUMENTS. (a) The provisions of the Pledge Agreement delivered to the Administrative Agent are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Securities and proceeds thereof and, when certificates representing or constituting the Pledged Securities are delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of the pledgor party therein in such Pledged Securities and the proceeds thereof, in each case prior and superior in right to any other Person.

               (b) On the Closing Date, the shares of Capital Stock listed on
Schedule I to the Pledge Agreement will constitute all the issued and outstanding shares of Capital Stock of the direct and indirect Subsidiaries of the Borrower; all such shares have been duly and validly issued and are fully paid and nonassessable; and the relevant Pledgor of said shares is the record and beneficial owner of said shares.

               (c) The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property described therein. Such Mortgages have been recorded in the appropriate recording office and constitute perfected first liens on, and security interest in, such mortgaged property.

               5.21. IMMATERIAL SUBSIDIARIES. The value of the assets owned by the Immaterial Subsidiaries does not exceed $500,000 (and $1,000,000 after the occurrence of the Shell Transaction Completion Date) in the aggregate.

               5.22 YEAR 2000 MATTERS. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business, and the testing of all such systems and other equipment as so reprogrammed, will be completed by January 1, 1999, except for such failures to reprogram as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 would not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect.


                         SECTION 6. CONDITIONS PRECEDENT

               6.1 CONDITIONS TO CLOSING DATE. This Agreement shall become effective upon, and the Closing Date shall occur upon satisfaction of, the following conditions precedent:

               (a) LOAN DOCUMENTS. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto, (iii) the Pledge Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto and (iv) the Mortgage Amendment, executed and delivered by a duly authorized officer of each Loan Party thereto.

               (b) CLOSING CERTIFICATE. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrower.

               (c) CORPORATE PROCEEDINGS OF THE LOAN PARTIES. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

               (d) LOAN PARTY INCUMBENCY CERTIFICATES. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

               (e) CORPORATE DOCUMENTS. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

               (f) CONSENTS, LICENSES AND APPROVALS. All governmental and third party approvals (including consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Borrower and its Subsidiaries and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower as to the foregoing.

               (g) FEES. The Lenders, the Administrative Agent, the Co-Arrangers, the Co-Documentation Agents and the Syndication Agent shall have received all fees and expenses required to be paid on or before the Closing Date for which invoices have been presented.

               (h) LEGAL OPINIONS. (i) The Administrative Agent shall have received the executed legal opinion of Fulbright & Jaworski L.L.P., counsel to the Borrower and each other Loan Party, substantially in the form of Exhibit E-1.

                      (ii) The Administrative Agent shall have received the
               executed legal opinion of Thompson & Knight, Texas counsel to the Administrative Agent, substantially in the form of Exhibit E-2.

                      (iii) The Administrative Agent shall have received the
               executed legal opinion of Lapeyre & Lapeyre, Louisiana counsel to the Administrative Agent, substantially in the form of Exhibit E-3.

        Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

               (i) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

               (j) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date.

               (k) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

               6.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Loans) is subject to the satisfaction of the following conditions precedent:

               (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

               (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

               (c) MAINTENANCE OF BORROWING BASE. After giving effect to the Extensions of Credit requested to be made on any date, the Aggregate Revolving Credit Exposure of the Lenders shall not exceed the Borrowing Base then in effect.

               (d) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative

        Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by, and Letter of Credit issued on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in (a) and (b) of this subsection have been satisfied.

               6.3 CONDITIONS TO OCCURRENCE OF SHELL TRANSACTION COMPLETION DATE. The Shell Transaction Completion Date shall be deemed to occur on the date that the following conditions have been satisfied:

               (a) RELATED AGREEMENTS. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of the Merger Documents, the Asset Purchase Documents and such other documents or instruments as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

               (b) CONSENTS, LICENSES AND APPROVALS. All governmental and third party approvals (including consents) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the LOPI Merger shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or, to the knowledge of the Borrower, threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the LOPI Merger and the transactions contemplated thereby.

               (c) MERGER AND PURCHASE. The LOPI Merger and the SWEPI Purchase shall have been consummated in accordance with the applicable law, the Merger Documents, the Asset Purchase Documents and all related documentation on terms acceptable to the Required Lenders and the Administrative Agent and the capital, corporate and ownership structures of the Loan Parties, after giving effect to the LOPI Merger and the SWEPI Purchase, shall be satisfactory to the Required Lenders and the Adminstrative Agent. None of the material conditions to the obligations of any of the parties to the Merger Agreement to consummate the LOPI Merger or the Asset Purchase Agreement to consummate the SWEPI Purchase shall have been waived, and no material provision of the Merger Agreement or the Asset Purchase Agreement shall have been amended, supplemented or otherwise modified, without the prior written consent of the Administrative Agent, which consent may not be unreasonably withheld.

               (d) COLLATERAL GUARANTEE. All actions required by subsection 7.9 in respect of all Subsidiaries acquired pursuant to the Merger Agreement (including delivery of legal opinions with respect thereto as provided in subsection 7.9) shall have been taken so that such Subsidiaries are parties to the Guarantee Agreement and the Capital Stock of such Person owned by the Borrower or any Subsidiary is pledged to the Administrative Agent for the ratable benefit of the Lenders.

               (e) OFFICER'S CERTIFICATE. The Administrative Agent shall have received a certificate of the Borrower, dated the proposed Shell Transaction Completion Date, substantially in the form of Exhibit I, certifying, among other things certain of the matters set forth in this subsection 6.3.

               (f) CORPORATE PROCEEDINGS OF THE LOAN PARTIES. The Administrative Agent shall have received (with the number of certified counterparts requested by the Administrative Agent), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of LOPI and each of its Subsidiaries authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of such party as of the Shell Transaction Completion Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

               (g) LOAN PARTY INCUMBENCY CERTIFICATES. The Administrative Agent shall have received (with the number of certified counterparts requested by the Administrative Agent), a certificate of each of LOPI and its Subsidiaries, dated the Shell Transaction Completion Date, as to the incumbency and signature of the officers of such party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such party.

               (h) CORPORATE DOCUMENTS. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the certificate of incorporation and by-laws of LOPI and each of its Subsidiaries that is a party to a Loan Document, certified as of the proposed Shell Transaction Completion Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such party.

               (i) REPAYMENT OF INDEBTEDNESS. All outstanding Indebtedness of LOPI and its subsidiaries shall have been repaid in full.

               (j) PRO FORMA BALANCE SHEET. The Administrative Agent shall have received (with a copy for each Lender) copies of the unaudited PRO FORMA combined balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1997 (including the notes thereto), giving effect (as if such events had occurred on such date) to the consummation of the LOPI Merger and the SWEPI Purchase and the payment of the fees and expenses incurred in connection therewith that was included in the proxy statement mailed by the Borrower to the Borrower's shareholders relating to the meeting of such stockholders to be held in connection with the issuance of capital stock pursuant to the Merger Agreement and such balance sheet shall not, in the reasonable determination of the Administrative Agent and the Required Lenders, contain any material difference from the Preliminary Pro Forma Balance Sheet (it being agreed that any change in non-cash charges or expenses accrued by the Borrower to meet ceiling test levels in conformity with Securities and Exchange Commission Regulation S-X article 4-10(c)(4) shall not be deemed to constitute such a material difference).

               (k) FEES. The Lenders, the Administrative Agent, the Co-Arrangers and the Syndication Agent shall have received all fees and expenses required to be paid on or before the Shell Transaction Closing Date.

                        SECTION 7. AFFIRMATIVE COVENANTS

               The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, or Letter of Credit or Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

               7.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent and to each of the Lenders:

               (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, cash flows and changes in stockholders' equity for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders; and

               (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower and its consolidated Subsidiaries, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end and audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

               7.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent and to each of the Lenders:

               (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

               (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.9 with respect thereto) and (ii) the Borrower has observed or performed all of its covenants (and setting forth the calculations used to determine compliance with the covenants set forth in subsection 8.1) and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

               (c) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports, if any, which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

               (d) promptly upon receipt thereof, copies of all reports and management letters submitted to the Borrower or any Subsidiary by independent public accountants in connection with any interim or special audit of the books or operations of the Borrower or such Subsidiary made by such accountants;

               (e) together with any Reserve Report delivered pursuant to subsection 4.9, a schedule identifying as of the last day of the fiscal period for which the financial statements are delivered or as of the date of delivery of such Reserve Report, as the case may be, each commodity fixed price contract having a term longer than one year then in effect as to which the Borrower or any of its Subsidiaries is bound which provides for payments during any year of such contract of $1,000,000 or more, and setting forth the names of the parties thereto and of any guarantees thereof, and the volumes attributable to each such contract; and

               (f) promptly, such additional financial and other information concerning the Borrower and its Subsidiaries as any Lender (acting through the Administrative Agent) may from time to time reasonably request.

               7.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be, or
(y) the failure to pay, discharge or otherwise satisfy such obligations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               7.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE; COMPLIANCE WITH LAW AND CONTRACTUAL OBLIGATIONS. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

               7.5 MAINTENANCE OF PROPERTY; INSURANCE. Maintain all Property useful and necessary in its business in accordance with past practices and customary industry norms, (x) ordinary wear and tear and (y) casualty events which could not reasonably be expected to have a Material Adverse Effect excepted; maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

               7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

               7.7 NOTICES. Promptly give notice to the Administrative Agent of:

               (a)  the occurrence of any Default or Event of Default;

               (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in the case of either clause (i) or (ii), if not cured or if adversely determined, as the case may be, could have, in the opinion of a Responsible Officer, a Material Adverse Effect;

               (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries which could reasonably be expected, in the opinion of a Responsible Officer, to result in an adverse judgment of $1,500,000 (and $3,000,000 after the occurrence of the Shell Transaction Completion
        Date) or more not covered by insurance or in which injunctive or similar relief is sought;

               (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
        (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

               (e) any Redetermination Event that has occurred, describing the same in reasonable detail; and

               (f) any event or circumstance which has had a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what the Borrower and its Subsidiaries have taken or propose to take with respect thereto.

               7.8 ENVIRONMENTAL LAWS. (a) Except as, individually or in the aggregate, could not reasonably be expected to either (i) result in the payment of a Material Environmental Amount or (ii) have a Material Adverse Effect, (x) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (y) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them.

               (b) Except to the extent that the failure to comply could not reasonably be expected either to (i) result in the payment of a Material Environmental Amount or (ii) give rise to a Material Adverse Effect, comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate action to contest such order or directive has been timely and properly taken in good faith.

               (c) Prior to acquiring any ownership or leasehold interest in real property or other interest in any real property that could give rise to the Borrower being subject to potential significant liability under or violations of any Environmental Law, which potential liabilities or violations, if incurred, could reasonably be expected to have a Material Adverse Effect: (i) notify the Administrative Agent; and (ii) if requested by the Administrative Agent, provide to the Administrative Agent a written report by an environmental consultant reasonably acceptable to the Administrative Agent assessing the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability or violations of any Environmental Law.

               (d) On or prior to the end of the Initial Period, the Administrative Agent shall have received environmental assessment reports reasonably acceptable to it with respect to processing and other facilities and other parcels of real property which are owned or leased by the Borrower and its Subsidiaries and which were acquired pursuant to the LOPI Merger.

               7.9 ADDITIONAL COLLATERAL. (a) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Foreign Subsidiary), promptly: (i) cause such Person to become a party to the Guarantee Agreement, pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent, (ii) cause the Capital Stock of such Person owned by the Borrower or any Subsidiary to be pledged to the Administrative Agent, for the ratable benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent, and take all actions reasonably necessary or advisable to cause the Lien thereon to be duly perfected in accordance with all applicable Requirements of Law, and deliver any certificates representing such Capital Stock to the Administrative Agent, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary and is a Foreign Subsidiary, promptly: execute and deliver to the Administrative Agent a new pledge agreement as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any Subsidiary (provided that in no event shall more than 65% of the Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be reasonably necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               7.10 MAINTENANCE AND OPERATION OF PROPERTY. Except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect and consistent with the standards of a reasonably prudent operator under the same circumstances:

                      (a) Maintain, develop, and operate Borrower's and the Guarantors' Oil and Gas Properties, and oil and gas gathering assets in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to the Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business;

                      (b) Comply in all material respects with all contracts and agreements applicable to or relating to Borrower's and the Guarantors' Oil and Gas Properties or the production and sale of hydrocarbons and accompanying elements therefrom;

                      (c) At all times, maintain, preserve, and keep all operating equipment used with respect to Borrower's and the Guarantors' Oil and Gas Properties, and oil and gas gathering assets in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower or its Subsidiaries shall in good faith determine that the action is not necessary or desirable for such Person's continued efficient and profitable operation of business.

                      (d) With respect to Borrower's and the Guarantors' Oil and Gas Properties, and oil and gas gathering assets which are operated by operators other than Borrower or a Subsidiary, seek to enforce the operators' contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements.

                      (e) If and when any of the wells located on the Oil and Gas Properties of the Borrower or its Subsidiaries ceases producing Hydrocarbons in paying quantities and is of no further use and the Borrower or any other Person is required to do so under any agreement or law or when doing so would be in conformity with generally accepted practices then prevalent in the Borrower's industry, the Borrower will plug and abandon, or cause to be plugged and abandoned, any and all such wells in accordance in all material respects with industry practice and the local state and/or federal laws and regulations then in force and regulating the plugging of Hydrocarbon wells.

               7.11 FURTHER ASSURANCES. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Pledged Securities and on the Oil and Gas Properties subject to the Mortgages that are duly perfected in accordance with all applicable Requirements of Law; PROVIDED that the Liens created by such Mortgages shall be released after the end of the Initial Period (pursuant to documentation reasonably satisfactory to the Administrative Agent) if, at such time, (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower has made any mandatory prepayment required by subsection 4.10 to be made within 60 days after the Initial Scheduled Borrowing Base Redetermination.

                          SECTION 8. NEGATIVE COVENANTS

               The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Letter of Credit or any Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not (except with respect to subsection 8.1) permit any Subsidiary to, directly or indirectly:

               8.1 FINANCIAL COVENANT CONDITIONS. (a) Total Debt Interest Coverage Ratio. Permit, for any period of four consecutive fiscal quarters (commencing September 30, 1998) the ratio of EBITDA to Consolidated Interest Expense of the

Borrower and its Subsidiaries for such four consecutive fiscal quarters to be less than 3.0 to 1.0.

               (b) Total Debt Leverage Ratio. Permit the ratio of Indebtedness of the Borrower and its Subsidiaries, as of the last day of any fiscal quarter (commencing September 30, 1998), to EBITDA, for the period of four consecutive fiscal quarters then ended, to be greater than 3.25 to 1.0.

               (c) Consolidated Net Worth. Permit the Consolidated Net Worth of the Borrower and its Subsidiaries during any period to be less than the sum of
(i) $100,000,000 plus (ii) amounts accrued in the shareholders' equity section of the Borrower's balance sheet, on account of the issuance by the Borrower to Shell Oil Company or its Affiliates of shares of Common Stock, and Preferred Stock upon the closing of the transactions contemplated in the Merger Agreement minus (iii) any non-cash charges or expenses accrued by Borrower to meet ceiling test levels in conformity with Securities and Exchange Commission Regulation S-X article 4-10(c)(4) and minus (iv) all other non-cash charges or expenses accrued by Borrower as a result of the Shell Transactions.

               8.2 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

               (a) Indebtedness of the Borrower or any Guarantor under any Loan Document;

               (b) Indebtedness outstanding on the date hereof and listed on
        Schedule 8.2 and any refinancings, refundings, renewals or extensions thereof on terms and conditions reasonably acceptable to the Administrative Agent;

               (c) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into in the ordinary course of business of the Borrower and not for speculative purposes, in each case having terms and conditions reasonably satisfactory to the Administrative Agent;

               (d) Indebtedness of the Borrower under Commodity Hedging Agreements entered into in the ordinary course of business of the Borrower and not for speculative purposes, in each case having terms and conditions reasonably satisfactory to the Administrative Agent; PROVIDED that the aggregate amount of such Commodity Price Risk Management Agreements may not exceed the following: (i) for oil, the total volumes to be hedged for any year shall not exceed 80% of expected oil production of the Borrower and (ii) for gas, the total volumes to be hedged for any year shall not exceed 80% of expected gas production of the Borrower for such year;

               (e) Indebtedness of the Borrower issued or owed to any Wholly-Owned Subsidiary which is a Guarantor (other than Indebtedness incurred at any time when a Default or Event of Default shall have occurred and be continuing) and Indebtedness of any Wholly-Owned Subsidiary which is a Guarantor issued or owed to the Borrower or to any other Wholly-Owned Subsidiary which is a Guarantor;

               (f) Subordinated Indebtedness that is issued on terms which are satisfactory to the Administrative Agent and the Required Lenders with respect to provisions regarding maturity, interest rate, covenants, events of default and subordination language, PROVIDED that after giving effect to the issuance of such Subordinated Indebtedness, the Borrower is in compliance with the covenants contained in subsection 8.1 and subsection 8.7 hereof, PROVIDED FURTHER that (i) upon the issuance of any such Subordinated Indebtedness during the Initial Period, the Borrowing Base shall be automatically reduced in accordance with subsection 4.9(e) and (ii) upon the issuance of any such Subordinated Indebtedness following the Initial Period, the Borrowing Base shall be redetermined in accordance with the procedures set forth in subsection 4.9(c);

               (g)  Guarantee Obligations permitted by subsection 8.4;

               (h) Indebtedness of the Borrower in a principal amount of up to $15,000,000 under the Amoco Bond;

               (i) Indebtedness for Make-Whole Payments accruing on or after the Shell Transaction Completion Date in connection with the consummation of the Shell Transactions, provided such payments are made in accordance with the terms of the Merger Agreement and the Stock Rights and Restrictions Agreement and do not exceed $10,000,000 in the aggregate in cash and/or an unlimited amount in Common Stock; and

               (j) Indebtedness of the Borrower and its Wholly-Owned Subsidiaries created, incurred or assumed after the date hereof not otherwise permitted pursuant to this subsection 8.2, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 (and $10,000,000 after the occurrence of the Shell Trnasaction Completion Date) at any one time outstanding.

               8.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

               (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its applicable Subsidiary, as the case may be, in conformity with GAAP;

               (b) carriers', warehousemen's, mechanics', materialmen's, landlords', repairmen's or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, which proceedings would have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

               (c) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (d) deposits made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

               (e) easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the type described in clauses (a)-(d) of the definition thereof and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

               (f) Liens in existence on the date hereof listed on Schedule 8.3, securing Indebtedness permitted by subsection 8.2(b), PROVIDED that no such Lien is amended after the date of this Agreement to cover any additional Property or to secure additional Indebtedness and that the amount of Indebtedness secured thereby is not increased;

               (g) Liens created pursuant to the Security Documents and other Liens created after the date hereof and securing Indebtedness hereunder or under any other Loan Document;

               (h) Liens reserved in customary oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, to the extent that (x) any such Lien referred to in this clause (h) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held and (y) in the case of customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements, the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or the applicable Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by the Borrower or any Subsidiary, as applicable, for one month's billed operating expenses or other expenditures attributable to such entity's interest in the Property covered thereby;

               (i) defects, irregularities and deficiencies in the title of any rights of way or other Property of the Borrower or any Subsidiary of the Borrower which in the aggregate do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other Property are held by the Borrower or any Subsidiary of the Borrower, and defects, irregularities and deficiencies in title to any property of the Borrower or any Subsidiary of the Borrower, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

               (j) royalties, overriding royalties, revenue interests, net revenue interests, production payments (other than production payments granted or created in connection with the incurrence of Indebtedness) and advance payment obligations (other than obligations in respect of advance payments received in connection with the incurrence of Indebtedness), PROVIDED that the value of the Oil and Gas Properties shown on the Borrower's Reserve Reports is net of such Liens;

               (k) any Lien securing Indebtedness, neither assumed nor guaranteed by the Borrower or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower for substation, metering station, pump station, storage gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this paragraph (k) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held;

               (l) Liens on Property of a Subsidiary of the Borrower, PROVIDED that such Liens secure only obligations owing to the Borrower;

               (m) judgment and other similar Liens arising in connection with court proceedings, provided that the judgment relating thereto shall have been stayed or bonded pending appeal, PROVIDED that no such Lien shall encumber any Oil and Gas Property;

               (n) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of the Borrower or any Subsidiary of the Borrower, PROVIDED that such agreements are entered into in the ordinary course of business and contain terms customary for such agreements in the industry and PROVIDED FURTHER that no Liens described in this paragraph (n) shall be granted or created in connection with the incurrence of Indebtedness;

               (o) customary preferential rights to purchase and calls on productions by sellers relating to Properties acquired by the Borrower or any Subsidiary of the Borrower after the date hereof;

               (p) Liens described in subsection 5.8(b); and

               (q) Liens securing any other Indebtedness expressly permitted by subsection 8.2 provided that (i) the aggregate outstanding principal amount of such Indebtedness does not exceed $2,500,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date) at any one time and (ii) no such Lien shall encumber any Oil & Gas Property.

               8.4 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4, (b) Guarantee Obligations arising under the Loan Documents, (c) Guarantee Obligations with respect to Indebtedness permitted by subsection 8.2 and (d) Guarantee Obligations issued by the Borrower or by any of its Subsidiaries in the ordinary course of business of obligations of other Persons (other than in respect of Indebtedness) in connection with current oil and gas drilling, oil and gas production, oil and gas transportation, crude oil purchasing, oil and gas exploration or other similar programs or operations.

               8.5 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation (other than the LOPI Merger consummated on the terms set forth in the Merger Agreement) as a constituent party, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business except:

               (a) (i) any Subsidiary of the Borrower (including a Foreign Subsidiary) may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly-Owned Subsidiaries which are Domestic Subsidiaries (PROVIDED that such Wholly-Owned Subsidiary or Subsidiaries shall be the continuing or surviving Person) and (ii) any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any one or more Wholly-Owned Subsidiaries which are Foreign Subsidiaries (PROVIDED that such Wholly-Owned Subsidiary or Subsidiaries shall be the continuing or surviving Person);

               (b) (i) any Wholly-Owned Subsidiary (including a Wholly-Owned Subsidiary which is a Foreign Subsidiary) of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly-Owned Subsidiary which is a Domestic Subsidiary and (ii) any Wholly-Owned Subsidiary of the Borrower which is a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly-Owned Subsidiary which is a Foreign Subsidiary; and

               (c) any Wholly-Owned Subsidiary may be merged or consolidated with any Person acquired in connection with a Permitted Business Acquisition, which acquisition complies with subsection 8.8(g) and is made in the ordinary course of the Oil and Gas Business, PROVIDED that such Wholly-Owned Subsidiary shall be the continuing or surviving Person.

               8.6 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of the Borrower's Disqualified Stock (other than Preferred Stock issued pursuant to the Merger Agreement) or such Subsidiary's Capital Stock to any Person other than the Borrower or any domestic Wholly-Owned Subsidiary, except:

               (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

               (b) the sale of inventory (including Hydrocarbons or other mineral products or surplus) in the ordinary course of business;

               (c) as permitted by subsection 8.5(b);

               (d) the sale or other Disposition of any Oil and Gas Properties included in the Borrowing Base, PROVIDED that (i) during the Initial Period, the Net Proceeds of any such sale or other Disposition which constitutes a Redetermination Event are used to reduce the Borrowing Base and prepay Loans pursuant to subsections 4.9 and 4.10 and (ii) after the Initial Period, the aggregate value (determined by reference to the most recent Reserve Report) of all Oil and Gas Properties (other than the Pennsylvania Properties) included in the Borrowing Base so sold or disposed of in any fiscal year of the Borrower shall not exceed $2,500,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date);

               (e) the sale or other Disposition of the Pennsylvania Properties, PROVIDED that 100% of the Net Proceeds of such sale or Disposition shall be applied within three Business Days after the receipt of such Net Proceeds toward the prepayment of the Loans;

               (f) sales or other Dispositions of Property not constituting Oil and Gas Properties included in the Borrowing Base (other than the Capital Stock of any direct or indirect Subsidiaries of the Borrower); PROVIDED that during the Initial Period, the Net Proceeds of any such sale or other Disposition which constitutes a Redetermination Event are used to reduce the Borrowing Base and prepay Loans pursuant to subsections 4.9 and 4.10; and

               (g) Dispositions of Oil and Gas Properties not constituting Proved Reserves pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to exploration and development activity in the ordinary course of business of the Borrower and its Subsidiaries.

               8.7 LIMITATION ON DIVIDENDS. Declare or pay any dividend on (other than dividends payable solely in common stock of the Borrower), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that:

               (a) any Subsidiary may declare and pay dividends to or make other distributions to the Borrower or to any other Wholly-Owned Subsidiary which is a Guarantor; and

               (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the Borrower, following the Initial Period, may redeem or purchase Capital Stock or rights to acquire Capital Stock using proceeds from the issuance of Capital Stock or rights to acquire Capital Stock, (ii) the Borrower may use and issue its own Capital Stock (A) to purchase or acquire issued and outstanding shares of its Capital Stock, warrants, options, debt instruments convertible into or other rights to purchase the Borrower's Capital Stock, (B) to satisfy the exercise of stock options or warrants or (C) in connection with any employee benefit plan of the Borrower or its Subsidiaries, (iii) the Borrower may redeem rights to purchase preferred stock or common stock issued to the Borrower's shareholders for an aggregate amount not to exceed $250,000 during the term of this Agreement, (iv) on or after the Shell Transaction Completion Date, the Borrower may pay dividends on the Preferred Stock and (v) the Borrower, following the Initial Period, may declare and pay cash dividends or, repurchase, redeem or acquire shares of its Capital Stock, so long as no more than $1,000,000 (and $2,000,000 after the Shell Transaction Completion Date) in the aggregate is expended for such purpose during any fiscal year of the Borrower.

               8.8 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or incur any Guarantee Obligation on behalf or for the benefit of, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in (collectively, "Investments"), any Person, except:

               (a) extensions of trade credit in the ordinary course of business;

               (b) Investments in Cash Equivalents;

               (c) loans and advances to officers and employees of the Borrower or any Subsidiary for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 (and $1,000,000 after the occurrence of the Shell Transaction Completion Date) at any one time outstanding;

               (d) investments, loans or advances, the material details of which have been set forth on Schedule 8.8;

               (e) so long as no Default or Event of Default shall have occurred and be continuing, Investments by the Borrower in any Wholly-Owned Subsidiary which is a Guarantor and Investments by any Wholly-Owned Subsidiary which is a Guarantor in the Borrower or in other Wholly-Owned Subsidiaries which are Guarantors;

               (f) (i) Investments constituting Permitted Business Investments constituting Dispositions of Oil and Gas Properties which are not Proved

        Reserves in connection with the farm-out of such Oil and Gas Properties pursuant to farm-out agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries, and (ii) other Investments constituting Permitted Business Investments made or entered into in the ordinary course of the Oil and Gas Business in an amount (valued at the time of making thereof) not to exceed, in the aggregate, $2,500,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date) during any fiscal year of the Borrower;

               (g) Investments constituting Permitted Business Acquisitions made or entered into in the ordinary course of the Oil and Gas Business; PROVIDED that with respect to a Permitted Business Acquisition which is not an acquisition funded entirely with the common stock of the Borrower, after giving effect to the consummation of the transactions contemplated by such Permitted Business Acquisition and the Loans to be made and the Letters of Credit to be issued hereunder in connection therewith, the sum of (i) the cash and Cash Equivalents then held by the Borrower and (ii) an amount equal to the difference between (A) the aggregate Revolving Credit Commitments (or, if less, the Borrowing Base) in effect at such time and (B) the Aggregate Revolving Credit Exposure of all the Lenders at such time, equals at least $20,000,000 (and $10,000,000 after the occurrence of the Shell Transaction Completion
        Date);

               (h) obligations (in each case not outstanding for more than 90 days) owed by or to Affiliates under operating agreements relating to Oil and Gas Properties in an aggregate amount not to exceed $5,000,000 (and $10,000,000 after the occurrence of the Shell Transaction Completion Date) at any time;

               (i) transactions expressly permitted under (i) subsection 8.2 (PROVIDED, that no loans may be made by the Borrower pursuant to subsection 8.2(e) at any time when a Default or Event of Default shall have occurred and be continuing), (ii) subsection 8.3, (iii) subsection 8.4, (iv) subsection 8.5 or (v) subsection 8.16, as applicable;

               (j) Investments in joint ventures made pursuant to exploration and development activity in the ordinary course of business of the Borrower and its Subsidiaries to the extent that the Borrower's or a Subsidiary's Investment therein is limited to the contribution by the Borrower or such Subsidiary of (i) Oil and Gas Properties which are not Proved Reserves and (ii) seismic data to the extent that an interest is retained in such data by the Borrower or its Subsidiaries;

               (k) Investments made in LOPI pursuant to the Merger Agreement and assets purchased pursuant to the Asset Purchase Agreement; and

               (l) Investments not otherwise permitted hereunder in an amount at any time not in excess of $1,000,000 (and $2,500,000 after the occurrence of the Shell Transaction Completion Date).

               8.9 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS, OTHER DOCUMENTS. (a) Make any optional payment or prepayment on or redemption, defeasance or purchase of (i) any Indebtedness (other than Indebtedness under this Agreement and Make-Whole Payments permitted under subsection 8.2(i)) which has an aggregate principal amount in excess of $2,500,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date) or (ii) any Subordinated Indebtedness, or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms (including the subordination provisions) of any such Indebtedness described in clauses (i) or
(ii) immediately preceding (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

               (b) Amend or modify the certificate of incorporation (including, without limitation, the Preferred Stock Designation) or bylaws of the Borrower, unless such amendment or modification is immaterial to the interests of the Lenders.

               (c) Amend, modify or change in any material respect the terms of any of the Merger Agreement, the Stock Rights and Restrictions Agreement or the Registration Rights Agreement.

               8.10 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between or among the Borrower and its Wholly-Owned Subsidiaries which are Domestic Subsidiaries) unless such transaction is (a) otherwise permitted under this Agreement or, if the Shell Transaction Completion Date has occurred, is expressly contemplated by the Stock Rights and Resolution Agreement, Registration Rights Agreement and Preferred Stock Designation, (b) in the ordinary course of the Borrower's or the applicable Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or the applicable Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate or, in the event no comparable transaction with an unaffiliated Person is available, on terms that are fair from a financial point of view to the Borrower or the applicable Subsidiary PROVIDED, HOWEVER, this subsection 8.10 shall not apply to
(i) the payment of reasonable and customary fees to directors of the Borrower who are not employees of the Borrower; (ii) loans or advances made pursuant to subsection 8.8(c); or (iii) any other transaction with any employee, officer or director of the Borrower pursuant to drilling arrangements, exploration and production arrangements, Plans, compensation or other similar arrangements entered into the ordinary course of business and approved by a majority of the disinterested members of the Board of Directors of the Borrower.

               8.11 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement (a "SALE AND LEASEBACK TRANSACTION") with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Subsidiary.

               8.12 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower and its Subsidiaries to end on a day other than December 31.

               8.13 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement, other than this Agreement, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

               8.14 LIMITATION ON LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto or to the Oil and Gas Business.

               8.15 FORWARD SALES. Except in accordance with ordinary practice in the Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

               8.16 HEDGING AGREEMENTS. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities; PROVIDED that the aggregate amount of Commodity Price Risk Management Agreements may not exceed the following: (i) for oil, the total volumes to be hedged for any year shall not exceed 80% of expected oil production of the Borrower and (ii) for gas, the total volumes to be hedged for any year shall not exceed 80% of expected gas production of the Borrower for such year;

               8.17 LIMITATION ON LEASES. Permit Consolidated Lease Expense for any fiscal year of the Borrower to exceed $2,500,000 (and $5,000,000 after the occurrence of the Shell Transaction Completion Date).

               8.18 LIMITATION ON IMMATERIAL SUBSIDIARIES. Permit each direct or indirect Immaterial Subsidiary to acquire any additional assets or to conduct any material additional business, either directly or indirectly, unless prior to owning such assets or conducting such business such Immaterial Subsidiary executes and delivers to the Administrative Agent those documents set forth in subsection 7.9(a).

                          SECTION 9. EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

               (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

               (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (c) The Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement applicable to it contained in subsections 4.10, 7.7(a) or 7.9 of this Agreement, Section 8 of this Agreement or Section 5(b) of the Pledge Agreement; or

               (d) The Borrower or any of its Subsidiaries shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days; or

               (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (excluding the Loans or any guarantee thereof), or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; PROVIDED that the aggregate principal amount of such Indebtedness and Guarantee Obligations equals or exceeds $2,000,000 (and $4,000,000 after the occurrence of the Shell Transaction Completion Date); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, PROVIDED that the aggregate principal amount of all such Indebtedness and Guarantee Obligations which would then become due and payable would equal or exceed $2,000,000 (and $4,000,000 after the occurrence of the Shell Transaction Completion Date); or

               (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

               (h) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not paid or covered by insurance) of $1,000,000 (and $2,000,000 after the occurrence of the Shell Transaction Completion
        Date) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal (or otherwise paid or satisfied in full) within 90 days after the entry thereof; or

               (i) A material provision of any Loan Document or the guarantee of any of the Guarantors under the Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party, any of their Affiliates, or any officer or employee of any of the foregoing, shall so assert; or

               (j) The subordination provisions contained in any Subordinated Indebtedness shall cease, for any reason, to be in full force and effect, or any Person that is a party thereto or holders of at least 25% of the aggregate principal amount of such Subordinated Indebtedness shall so assert in writing; or

               (k) Environmental liabilities aggregating in excess of a Material Environmental Amount shall be outstanding at any time with respect to the Borrower or any of its Subsidiaries and the Borrower and such Subsidiaries are not using their best efforts to remedy the liability; or

               (l) Any Lien created by the Pledge Agreement or any other Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

               (m)  A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

               With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                  SECTION 10. THE ADMINISTRATIVE AGENT; OTHERS

               10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints Chase as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

               10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

               10.3 EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

               10.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders or the Supermajority Lenders is expressly required hereunder, such Lenders or Supermajority Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

               10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

               10.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

               10.7 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

               10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

               10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

               10.10 ISSUING LENDER. The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, MUTATIS MUTANDIS.

               10.11 OTHERS. None of the Advisor, the Syndication Agent, the Co-Arrangers and the Co-Documentation Agents, in such respective capacities, shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.

                            SECTION 11. MISCELLANEOUS

               11.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount, or extend the scheduled date of final maturity, of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Supermajority Lenders may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders, (iii) release, or subordinate the interest of the Administrative Agent in, all or substantially all of the collateral for the obligations hereunder or release all or substantially all of the Guarantors from their respective obligations under the Guarantee Agreement without the written consent of each Lender, (iv) change subsection 4.8(a) or subsection 11.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

               11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 11.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

       The Borrower:             The Meridian Resource Corporation
                                 15995 N. Barkers Landing, Suite 300
                                 Houston, Texas  77079
                                 Attention: Joseph A. Reeves, Jr.
                                 Fax:  (713)-558-5595

       The Administrative
         Agent:                  The Chase Manhattan Bank
                                 270 Park Avenue
                                 New York, New York 10017
                                 Attention: Alana Rahn and Mary Jo Woodford
                                 Fax: (212) 270-2519

                                 With a copy to:

                                 Chase Manhattan Bank Agency Services
                                 One Chase Manhattan Plaza, 8th Floor
                                 New York, New York 10081
                                 Attention: Sandra Miklave
                                 Tel: (212) 552-7953
                                 Fax: (212) 552-5658

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 4.3, 4.5 or 4.8 shall not be effective until received.

               11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

               11.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent and its Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective Affiliates and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent (and their respective directors, officers, employees, agents and affiliates) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), PROVIDED that the Borrower shall have no obligation under this clause (d) to any Administrative Agent or any Lender (or any of their respective directors, officers, employers, agents or affiliates), with respect to indemnified liabilities to the extent such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, and agrees to cause each of its Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Person entitled to indemnification under this subsection
11.5. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

               11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and any Notes hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

               (b) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code the Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.13 and 4.14 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; PROVIDED that, in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

               (c) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or, with the prior consent of each Issuing Lender, any

Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Lender (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Revolving Credit Commitments, L/C Commitments, Revolving Credit Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit G, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrower, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, PROVIDED that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $10,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Revolving Credit Loans, L/C Participating Interests and Revolving Credit Commitments) and
(ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and L/C Commitment as set forth therein, and
(y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in subsection 9(f) shall have occurred and be continuing.

               (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection
11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 11.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee, after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender, after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "canceled".

               (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee, any and all financial information in such Lender's possession concerning the Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Loan Parties and their Affiliates prior to becoming a party to this Agreement.

               (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

               11.7 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other

Lender's Loans or Reimbursement Obligations, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, PROVIDED that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

               11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

               11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               11.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               11.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

               11.13 ACKNOWLEDGMENTS. The Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

               (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

               11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               11.15 PRODUCTION PROCEEDS. Notwithstanding that, by the terms of the Mortgages, Cairn is and will be assigning to the Administrative Agent and Lenders all of the "Production Proceeds" (as defined in the Mortgage) accruing to the property covered thereby, so long as no Event of Default has occurred Cairn may continue to receive from the purchasers of production all such Production Proceeds, and the Administrative Agent shall reasonably cooperate with Cairn so that the purchasers of production pay such Production Proceeds directly to Cairn and not to the Administrative Agent nor the Lenders. Upon the occurrence and continuation of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all Production Proceeds then held by Cairn or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Mortgages, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Cairn constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereunder.

               11.16 RELEASE OF MORTGAGED PROPERTIES. The Administrative Agent is hereby authorized by the Lenders to execute, at the cost and expense of the Borrower and pursuant to documentation reasonably acceptable to the Administrative Agent, partial releases of the Mortgaged Properties to the extent such Mortgaged Properties are sold in accordance with the terms of the Mortgage and subsection 8.6.

               11.17 LIMITATION ON INTEREST. The Borrower, the Loan Parties, the Administrative Agent and the Lenders intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Administrative Agent and the Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or may other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender's or holder's option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lenders, the Administrative Agent and the Loan Parties (and any other payers thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

                  [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                                  THE MERIDIAN RESOURCE
                                                  CORPORATION

                                                  By: /s/ JOSEPH A. REEVES, JR.
                                                     Title: Authorized Signatory


                                                  THE CHASE MANHATTAN BANK, as
                                                   Administrative Agent, Issuing
                                                   Lender and as a Lender

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                                                  BANKERS TRUST COMPANY, as
                                                   Syndication Agent

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                                                  CHASE SECURITIES INC., as
                                                   Advisor and Co-Arranger

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                                                  BT ALEX.BROWN INCORPORATED, as
                                                   Co-Arranger

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  TORONTO DOMINION (TEXAS),
                                                  INC., as Co-Arranger, Co-
                                                  Documentation Agent and as a
                                                  Lender


                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                                                  CIBC Inc.

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  Mees Pierson, N.V.

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  The Sanwa Bank, Limited

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  Societe Generale, Southwest
                                                  Agency

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  The Fuji Bank, Limited

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:


                                                  NationsBank, N.A.

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                                                  CREDIT LYONNAIS NEW YORK
                                                  BRANCH, as Co-Arranger, Co-
                                                  Documentation Agent and as a
                                                  Lender

                                                  By: /s/ AUTHORIZED SIGNATORY
                                                     Title:

                           Schedule 1.1(a) Commitments




                         LENDER          COMMITMENT         COMMITMENT ON
                                     PRIOR TO THE SHELL     AND AFTER THE
                                         TRANSACTION            SHELL
                                       COMPLETION DATE       TRANSACTION
                                            ($MM)          COMPLETION DATE
                                                                ($MM)
------------------------------------ ------------------- -------------------

The Chase Manhattan Bank                 $18,000,000         $30,000,000
Bankers Trust Company                    $18,000,000         $30,000,000
Credit Lyonnais New York Branch          $18,000,000         $30,000,000
Toronto Dominion                         $18,000,000         $30,000,000
CIBC Oppenheimer Corp.                   $15,000,000         $25,000,000
MeesPierson, N.V.                        $15,000,000         $25,000,000
The Sanwa Bank, Limited                  $15,000,000         $25,000,000
Societe Generale, Southwest Agency       $15,000,000         $25,000,000
The Fuji Bank, Limited                    $9,000,000         $15,000,000
NationsBank, N.A.                         $9,000,000         $15,000,000
                          TOTAL         $150,000,000        $250,000,000